EXHIBIT 99.1
News Release

Contact: Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES PUBLIC OFFERING OF COMMON STOCK
     NASHVILLE, Tennessee September 25, 2007 — Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it intends to sell 2,000,000 shares of its common stock to Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”). Healthcare Realty Trust will also grant Stifel Nicolaus a 30-day option to purchase up to an additional 300,000 shares of common stock. All of the shares in the offering will be sold by Healthcare Realty Trust. Stifel Nicolaus will be acting as the sole underwriter for the offering.
     The proceeds will be used primarily to fund acquisitions under contract and construction underway of medical office and outpatient facilities and for other general corporate purposes; and will temporarily repay a portion of amounts outstanding under the Company’s unsecured credit facility. Based on the closing market price on September 20, 2007, the net proceeds of the offering are estimated to be approximately $50 million. Closing of the offering is expected to occur on or about September 28, 2007, subject to customary closing conditions.
     The common stock is being sold pursuant to an effective shelf registration statement. The offering is being made solely by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, 100 Light Street, Baltimore, Maryland 21202, Attn: Prospectus Department, Fax: (410) 454-5157 or by email at syndicateops@stifel.com.
     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 2007, excluding assets classified as held for sale, the Company had investments of approximately $1.6 billion in 178 real estate properties and mortgages, including investments in unconsolidated limited liability companies. The Company’s 173 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 10.6 million square feet. The Company provides property management services to approximately 7.3 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties including the ultimate amount and price at which the sale of securities will occur, if at all. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2006. Forward-looking statements represent the Company’s judgment as of the date of this release. The
Company disclaims any obligation to update forward-looking material.
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